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                                                                  EXHIBIT 99(a)

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS



                           VALUATION AND QUALIFYING ACCOUNTS
                             ALLOWANCE FOR UNCOLLECTIBLES
                                (dollars in thousands)

                            Balance at                                     Balance at
                            beginning                      Deductions       end of
                            of period     Additions(1)    (Write-offs)      period
                           ------------   ------------    ------------   ------------
December 31, 2002 ......   $     15,850   $     (1,107)   $      1,194   $     13,549

December 31, 2001 ......   $      7,292   $     14,847    $      6,289   $     15,850

December 31, 2000 ......   $      4,059   $      4,353    $      1,120   $      7,292




(1) Additions for the year ended December 31, 2002, includes increases in reserves of $2,578 offset by payments received of $2,061 and expected recoveries of $1,624 relating to receivables reserved in 2001.